UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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TeleTech Holdings, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
REPORT OF THE AUDIT COMMITTEE
PRINCIPAL REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
GENERAL INFORMATION
IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS
OTHER BUSINESS
Annual Report on Form 10-K

TELETECH HOLDINGS, INC.
9197 S. Peoria Street
Englewood, Colorado 80112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of TeleTech Holdings, Inc., a Delaware corporation, will be held at 9197 S. Peoria Street, Englewood, Colorado on Wednesday, September 17, 2008, at 10:00 a.m., local time, for the following purposes:

1.	To elect seven directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified (see page 5);

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for 2008 (see page 32); and

3.	To transact such other business as may properly come before the annual meeting.

The record date for the annual meeting is Monday, July 21, 2008. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting.

By Order of the Board of Directors,

John R. Troka, Jr.
Senior Vice President and Interim
Chief Financial Officer

Englewood, Colorado
August 7, 2008

YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, DATE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY.

TELETECH HOLDINGS, INC.
9197 S. Peoria Street,
Englewood, Colorado 80112

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

To be Held on Wednesday, September 17, 2008

The board of directors of TeleTech Holdings, Inc., a Delaware corporation, is soliciting proxies to be used at our annual meeting of stockholders to be held at 10:00 a.m. on Wednesday, September 17, 2008, at TeleTech’s principal offices located at 9197 S. Peoria Street, Englewood, Colorado. This Proxy Statement contains important information regarding TeleTech’s annual meeting, the proposals on which you are being asked to vote, and information you may find useful in determining how to vote and voting procedures.

A number of abbreviations are used in this Proxy Statement. The term “proxy materials” includes this Proxy Statement, the enclosed proxy card, and our 2007 Annual Report on Form 10-K.

The board of directors is sending these proxy materials on or about August 7, 2008.

Who Can Vote

Stockholders of record at the close of business on the record date, July 21, 2008, may vote at the annual meeting. On the record date, we had 69,976,836 issued and outstanding shares of common stock, which were held by 564 record holders. If you hold shares in a stock brokerage account or through a nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee, who is considered the record holder with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and you are also invited to attend the annual meeting. However, if your shares are held in street name, you are not the stockholder of record and you may not vote these shares in person at the meeting unless you first obtain from your broker or nominee a letter recognizing you as the beneficial owner of your shares. If your shares are held in street name, your broker or nominee has enclosed a voting instruction card for you to use. We urge you to vote by proxy regardless of whether you attend the annual meeting.

How You Can Vote

You can vote your shares if you are represented by proxy or present in person at the annual meeting. If you hold your shares through your broker in “street name,” you may direct your broker or nominee to vote by proxy, but you may not vote in person at the meeting unless you first obtain from your broker or nominee a letter recognizing you as the beneficial owner of your shares. If you return a properly signed proxy card, we will vote your shares as you direct. If your proxy card does not specify how you want to vote your shares, we will vote your shares “FOR” the election of all nominees for director and as recommended by the board with regard to all other matters.

You can also vote your shares electronically as follows:

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.proxyvote.com	(800) 690-6903 via touch tone phone
24 hours a day/7 days a week	toll-free 24 hours a day/7 days a week

INSTRUCTIONS:	INSTRUCTIONS:

Read this proxy statement. Have your 12-digit control number located on your proxy card available.	Read this proxy statement.
Call toll-free (800) 690-6903
Point your browser to
http://www.proxyvote.com
and follow the instructions to cast your vote.
You can also register to receive all future
stockholder communications electronically,
instead of in print. This means that the Annual
Report, Proxy Statement, and other
correspondence will be delivered to you
electronically via e-mail.	You will be asked to enter your 12-digit control number located on your proxy card.

Votes submitted via the internet or by telephone must be cast by 12:00 a.m. EDT on September 15, 2008. Votes submitted by mail must be received on or before September 11, 2008. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote in person if you decide to attend the 2008 annual meeting.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

Revocation of Proxies

You can revoke your proxy at any time before it is voted at the annual meeting by any of the following three methods:

•	by voting in person at the annual meeting;

•	by delivering to TeleTech’s secretary a written notice of revocation dated after the proxy; or

•	by delivering another proxy dated after the previous proxy.

Required Votes

Each share of common stock has one vote on all matters properly brought before the annual meeting. In order to conduct business at the annual meeting, a quorum of a majority of the outstanding shares of common stock entitled to vote as of the record date must be present in person or represented by proxy. The affirmative vote of a plurality of the shares represented at the meeting, in person or by proxy, will be necessary for the election of directors. The affirmative vote of a majority of the shares represented at the meeting, in person or by proxy, will be necessary for approval of the other proposals.

Kenneth D. Tuchman, our chairman and chief executive officer and the beneficial owner of approximately 45% of the shares of common stock entitled to vote at the meeting, has indicated that he intends to vote for all persons nominated by the board of directors for election to the board and as recommended by the board with regard to other proposals to be presented at the annual meeting.

Voting Procedures

Votes cast by proxy at the annual meeting will be tabulated by an automatic system administered by Broadridge Financial Solutions, Inc. Votes cast by proxy or in person at the annual meeting will be counted by the persons we appoint to act as election inspectors for the annual meeting. Abstentions and broker non-votes (as described below) are each included in the determination of the number of shares present at the annual meeting for purposes of determining the presence of a quorum and are tabulated separately. Abstentions and broker non-votes are also counted in tabulations of the votes cast on proposals presented to stockholders and, except with respect to the election of directors, will have the same effect as negative votes. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the tabulation of votes and will have no effect.

If your shares are held in the name of a broker and you do not return a proxy card, brokerage firms have the authority to vote your non-voted shares on certain routine matters, such as the election of directors and the ratification of auditors.

Cumulative voting is not permitted in the election of directors. Consequently, you are entitled to one vote for each share of TeleTech common stock held in your name for as many persons as there are directors to be elected, and for whose election you have the right to vote.

Costs of Proxy Solicitation

TeleTech will bear the costs of soliciting proxies from its stockholders. Some directors, officers and other employees of TeleTech, not specifically employed for this purpose, may solicit proxies, without additional remuneration therefore, by personal interview, mail, telephone or other means of communication. We will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of common stock that are held of record by such brokers and fiduciaries and we will reimburse these persons for their reasonable out-of-pocket expenses.

Admission to the Annual Meeting

If you plan to attend the annual meeting, please mark the appropriate box on the proxy card and return the proxy card promptly. If you are a stockholder of record and arrive at the annual meeting without an admission ticket, you will only be admitted once we verify your share ownership at the stockholders’ admission counter. If you are a beneficial owner, you will only be admitted upon presentation of evidence of your beneficial holdings, such as a bank or brokerage firm account statement.

Stockholder List

A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose germane to the meeting, at the annual meeting and at our principal office located at 9197 S. Peoria Street, Englewood, Colorado 80112 during normal business hours for a period of at least 10 days prior to the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The table below sets forth information, as of July 1, 2008, concerning, except as indicated by the footnotes below:

•	Each person whom we know beneficially owns more than five percent of our common stock;

•	Each of our directors and nominees for the Board;

•	Each of our named executive officers; and

•	All of our directors and executive officers as a group.

The address of each beneficial owner listed in the table is c/o TeleTech Holdings, Inc., 9197 Peoria Street, Englewood, Colorado 80112.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 69,976,836 shares of common stock outstanding at July 1, 2008. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days of July 1, 2008, and common stock issuable upon the vesting of RSUs within 60 days of July 1, 2008, ignoring future withholding of shares of common stock to cover applicable taxes. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
			Options and RSUs
			Vested or Vesting
			Within 60 Days of	Percent of
Name	Common Stock		7/1/2008	Class

Kenneth D. Tuchman	30,736,626	(1)	1,240,000	44.9%
James E. Barlett	234,136	(2)	774,500	1.4%
William A. Linnenbringer	50,100	(3)	35,000	*
Ruth C. Lipper	25,000		100,000	*
Shrikant C. Mehta	15,000		15,000	*
Robert M. Tarola	–		–	*
Shirley Young	7,000		45,000	*
Brian J. Delaney	11,156	(4)	16,500	*
John R. Troka, Jr.	3,136	(5)	70,500	*
Gregory G. Hopkins	–		75,000	*
All directors and executive officers as a group (12 persons)	31,089,329		2,409,700	46.3%

*	Less than 1%.

(1)	Consists of 30,709,872 shares subject to sole voting and investment power and 26,754 shares with shared voting and investment power. The shares with sole voting and investment power consist of (i) 5,743,066 shares held by Mr. Tuchman, (ii) 14,766,806 shares held by a limited liability limited partnership controlled by Mr. Tuchman, (iii) 10,000,000 shares held by a revocable trust controlled by Mr. Tuchman and (iv) 200,000 shares held by another limited liability limited partnership controlled by Mr. Tuchman. The shares with shared voting and investment power consist of (i) 16,754 shares owned by a trust for the benefit of Mr. Tuchman’s nieces and nephews, for which Mr. Tuchman’s spouse is the sole trustee and (ii) 10,000 shares owned by Mr. Tuchman’s spouse.

(2)	Includes 34,136 shares received in connection with vesting of RSUs, consisting of 50,000 RSUs that vested less 15,864 shares surrendered in satisfaction of the estimated income tax liability.

(3)	Includes 50,100 shares beneficially owned through a family trust.

(4)	Includes 11,156 shares received in connection with vesting of RSUs, consisting of 16,667 RSUs that vested less 5,511 shares surrendered in satisfaction of the estimated income tax liability.

(5)	Includes 3,136 shares received in connection with vesting of RSUs, consisting of 5,000 RSUs that vested less 1,864 shares surrendered in satisfaction of the estimated income tax liability.

PROPOSAL 1:

ELECTION OF DIRECTORS

At the annual meeting, seven persons will be elected to our board of directors to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. The Nominating and Governance Committee and the board of directors have nominated each of the persons named below and it is the intention of the persons named as proxies in the enclosed proxy to vote FOR the election of all such nominees. Each of the nominees is currently serving as a director of TeleTech and has consented to being named in this Proxy Statement as a nominee and to continue to serve as a director if elected. Information concerning the seven nominees proposed for election to the board of directors is set forth below. The Board appointed Robert M. Tarola to the Board on August 1, 2008 and has nominated him for election at the annual meeting. The other six directors have been nominated for re-election at the annual meeting.

In the event any of the nominees named below becomes unable or unwilling to serve as a director, shares represented by valid proxies will be voted FOR the election of such other person as the board of directors may nominate, or the number of directors that constitutes the full board may be reduced to eliminate the vacancy.

Information Concerning the Nominees for Election as Directors

Kenneth D. Tuchman, 48, founded our predecessor company in 1982 and has served as the Chairman of the Board since our formation in 1994. Mr. Tuchman served as our President and Chief Executive Officer from our inception until October 1999. In March 2001, Mr. Tuchman resumed the position of Chief Executive Officer.

James E. Barlett, 64, was elected to our Board in February 2000 and has served as Vice Chairman of the Board since October 2001. Before joining TeleTech as Vice Chairman, Mr. Barlett served as the President and Chief Executive Officer of Galileo International, Inc. from 1994 to 2001, and in addition was elected to be Chairman of Galileo in 1997, a position in which he served until leaving in 2001. Prior to joining Galileo, Mr. Barlett served as Executive Vice President of Worldwide Operations and Systems for MasterCard International Corporation, where he was also a member of the MasterCard International Operations Committee. Other positions previously held by Mr. Barlett were Executive Vice President of Operations for NBD Bancorp and Vice Chairman of Cirrus, Inc., and he also was a partner with Touche Ross & Co., currently known as Deloitte & Touche LLP. Mr. Barlett currently serves on the Board of Directors of Korn/Ferry International and Celanese Corporation.

William A. Linnenbringer, 59, was elected to our Board in February 2003. In his 32-year career with PricewaterhouseCoopers, Mr. Linnenbringer held numerous leadership positions, including Managing Partner for the U.S. banking and financial services industry practice, Chairman of the global financial services industry practice, and member of the firm’s policy board and world council of partners. Mr. Linnenbringer retired as a partner of PricewaterhouseCoopers in 2002.

Ruth C. Lipper, 57, was elected to our Board in May 2002. Ms. Lipper has spent more than 25 years working in various financial and philanthropic leadership roles. From 1987 to 2000, Ms. Lipper was Executive Vice President and Treasurer for Lipper Analytical Services, Inc. Founded in 1973, Lipper Analytical Services was analyzing nearly 40,000 mutual funds through offices in the U.S., London, and Hong Kong at the time of its sale to Reuters Group PLC in 1998. Ms. Lipper is currently a volunteer chairperson for the Lipper Family Foundation.

Shrikant Mehta, 64, was elected to our Board in June 2004. Mr. Mehta is President and Chief Executive Officer of Combine International, Inc., a wholesale manufacturer of fine jewelry since 1974. He also serves on the Board of Directors of Distinctive Devices, Inc., Caprius, Inc. and various private corporations.

Robert M. Tarola, 58, was elected to our Board on August 1, 2008. Mr. Tarola is the Senior Vice President of W. R. Grace & Co. and formerly served as the Chief Financial Officer of W. R. Grace & Co. from May 1999 to March 2008. Prior to joining W. R. Grace, Mr. Tarola served as Senior Vice President and Chief Financial Officer of MedStar Health, Inc. and as a Partner with Price Waterhouse LLP, where Mr. Tarola was a regional managing partner for the media and communications practice group.

Shirley Young, 72, was elected to our Board in August 2002. Ms. Young is President of Shirley Young Associates, LLC, a business advisory company, and serves as Senior Advisor to General Motors – Asia Pacific. She is a member of the board of governors of The Nature Conservancy and Governor and Founding Chairman of the Committee of 100, a national Chinese-American leadership organization, and Chair of its Cultural Associate, U.S.-China Cultural Institute. Previously, Ms. Young served as Corporate Vice President of General Motors responsible for China strategic development and as Executive Vice President of Grey Advertising and President of Grey Strategic Marketing. She also served on the Board of Directors for Verizon, Bank of America, Harrah’s, Dayton Hudson/Target and currently serves on the Board of Directors of SalesForce.com.

Recommendation of the Board of Directors

The board of directors recommends that you vote “FOR” all of the nominees for election to the board of directors.

Information Regarding the Board of Directors and Committees Thereof

During 2007, the Board held eight meetings, including four regularly scheduled quarterly meetings and four special meetings at which the Board met in executive session, during which only non-employee directors were present. The Board also took six actions by written consent. Each director attended more than 75% of the total number of meetings of the Board and Committees on which he or she served. We do not have a formal policy on a director’s attendance at the annual meeting of our stockholders, although we encourage members of the Board to attend. Last year, four of our directors (Kenneth D. Tuchman, James E. Barlett, William A. Linnenbringer and Shirley Young) attended the annual meeting of stockholders. The Board has determined that each of its non-employee directors (William A. Linnenbringer, Ruth C. Lipper, Shrikant Mehta, Robert M. Tarola and Shirley Young) is independent within the meaning of the NASDAQ Marketplace Rules.

The Board has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Governance Committees. These committees assist the Board in the discharge of its responsibilities. The members of each committee are elected by the Board and typically serve for one-year terms.

Audit Committee

The Audit Committee is responsible for, among other things:

•	overseeing our accounting and financial reporting processes and the audits of our financial statements;

•	the appointment of our independent registered public accounting firm;

•	the scope and fees of the prospective annual audit and the results thereof;

•	compensation, retention and oversight of the independent registered public accounting firm engaged to prepare and issue audit reports on our financial statements and to perform other audits;

•	compliance with our accounting and financial policies and management’s procedures and policies relative to the adequacy of our internal accounting controls; and

•	reviewing and approving related party transactions.

The current members of the Audit Committee are William A. Linnenbringer (Chairman), Ruth C. Lipper, Robert M. Tarola and Shirley Young, each of whom is independent within the meaning of the NASDAQ Marketplace Rules. Mr. Tarola was appointed to the Audit Committee on August 1, 2008. Our Board determined that each of the members of the Audit Committee has accounting and related financial management expertise within the meaning of the NASDAQ Marketplace Rules. In addition, our Board has determined that Mr. Linnenbringer qualifies as an “audit committee financial expert” within the meaning of the SEC regulations based on his 32-year career with PricewaterhouseCoopers LLP. During 2007, the Audit Committee held four regularly scheduled meetings, 18 special meetings and numerous other conferences related to the review of our historical equity-based compensation practices. A substantial portion of the Audit Committee’s responsibilities during 2007 involved the voluntary, independent review of our historical equity-based compensation practices and related accounting, as discussed in the Explanatory Note, Note 2 to the Consolidated Financial Statements and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, in our Annual Report on Form 10-K. The Audit Committee has a written charter adopted by our Board. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

Compensation Committee

The Compensation Committee:

•	reviews performance goals and determines or approves the annual salary, bonus and all other compensation for each executive officer (consistent with the terms of any applicable employment agreement);

•	reviews, approves and recommends terms and conditions for all employee benefit plans (and changes thereto); and

•	administers the TeleTech Holdings, Inc. Amended and Restated 1999 Stock Option and Incentive Plan, the TeleTech Holdings, Inc. 1995 Stock Option Plan, and other employee benefit plans as may be adopted by us from time to time.

The current members of the Compensation Committee are Shrikant Mehta (Chairman) and Ruth C. Lipper, each of whom is an “independent director” as defined under the NASDAQ. Marketplace Rules, a “non-employee director,” as defined under SEC Rule 16b-3, and an “outside director,” as defined under Section 162(m) of the Internal Revenue Code. During 2007, the Compensation Committee held four regularly scheduled meetings and took five actions by unanimous written consent. The Compensation Committee operates under the Compensation Committee charter adopted by our Board.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for, among other things:

•	identifying and recommending to the Board qualified candidates for election or appointment to the Board; and

•	overseeing matters of corporate governance, including the evaluation of Board performance and processes, and assignment and rotation of Board committee members.

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The current members of the Nominating and Governance Committee are Ruth C. Lipper (Chairman) and William A. Linnenbringer, each of whom satisfies the independence requirements for nominating committee members pursuant to the NASDAQ Marketplace Rules. During 2007, the Nominating and Governance Committee held four regularly scheduled meetings. The Nominating and Governance Committee is governed by the Nominating and Governance Committee charter adopted by our Board.

Committee Composition

The following table provides the composition of each of our committees with the appointment of Mr. Tarola to the Audit Committee on August 1, 2008.

Nominating and
		Compensation	Governance
Director	Audit Committee	Committee	Committee

James E. Barlett
William A. Linnenbringer	✓		✓
Ruth C. Lipper	✓	✓	✓
Shrikant Mehta		✓
Robert M. Tarola	✓
Kenneth D. Tuchman
Shirley Young	✓

Code of Conduct and Committee Charter

We have adopted a Code of Conduct applicable to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees which includes the prompt disclosure of any waiver of the code, approved by our Board, for executive officers or directors. The Code of Conduct is available on our website, and we intend to disclose any waivers of, or amendments to, the code on our website. The Code of Conduct, Audit Committee charter, Compensation Committee charter, and Nominating and Governance Committee charter may be viewed on our website at http://www.teletech.com under “Investors”, “Corporate Governance.” The Code of Conduct and Committee charters are amended from time to time to evolve as appropriate. You may also obtain a copy of any of these documents without charge by writing to: TeleTech Holdings, Inc., at 9197 S. Peoria Street, Englewood, Colorado 80112, Attention: Corporate Secretary.

Communications with the Board

Stockholders may communicate with the board or any of the directors by sending written communications addressed to the board or any of the directors, c/o Corporate Secretary, TeleTech Holdings, Inc., 9197 S. Peoria Street, Englewood, Colorado 80112. All communications are compiled by the Corporate Secretary and forwarded to the board or to individual director(s).

Director Compensation

Non-employee directors received (i) an annual retainer of $40,000 (paid $10,000 per quarter); (ii) a meeting fee of $1,000 for each Board or committee meeting attended; and (iii) a meeting fee of $500 for each telephonic Board or committee meeting attended. The Chair of the Compensation Committee and the Chair of the Nominating and Governance Committee each received an additional fee of $5,000 per year, and the Chair of the Audit Committee received an additional fee of $20,000 per year.

Non-employee directors also received stock options pursuant to the Amended and Restated 1999 Stock Option and Incentive Plan (the “1999 Plan”). Stock options granted to directors vest immediately upon date of grant and are exercisable into restricted stock for which restrictions lapse one year after the date of grant. Each non-employee director who is first elected or appointed to the Board receives an option to purchase 20,000 shares of common stock. Each non-employee director also receives an option to purchase 15,000 shares of common stock on the day of each annual meeting of stockholders subsequent to his or her election or appointment to the Board, provided that he or she continues in office after the annual meeting. In 2007, each non-employee director received an option to purchase 15,000 shares of common stock under the 1999 Plan.

2007 Non-Employee Director Compensation

The following table presents information regarding the compensation paid during 2007 to non-employee directors.

					Change in
					Pension
					Value and
	Fees				Non-qualified
	Earned				Deferred
	or Paid	Stock		Non-Equity Plan	Compensation	All Other
	in Cash	Awards(1)	Option	Compensation	Earnings	Compensation	Total
Name	($)	($)	Awards(1)	($)	($)	($)	($)
(a)	(b)	(c)	($)(d)	(e)	(f)	(g)	(h)

William A. Linnenbringer	88,000	–	169,383	–	–	–	257,383
Ruth C. Lipper	73,000	–	169,383	–	–	–	242,383
Shrikant Mehta	56,000	–	169,383	–	–	–	225,383
Shirley Young	61,000	–	169,383	–	–	–	230,383

(1)	The amounts set forth in columns (c) and (d) of the table above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to 2007. The dollar amount set forth in column (d) for each director is based on the fair market value of the stock at the time of the grant (June 1, 2007), which was $35.81, the closing market price on that date. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the disclosure under the sections entitled “Adoption of SFAS No. 123(R)” and “Equity-Based Compensation Expense” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, of our Annual Report on Form 10-K.

Equity Interests of Non-Employee Directors

The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of the non-employee directors as of December 31, 2007.

	Number of Shares
	Subject to Outstanding	Number of Unvested Stock
	Options as of 12/31/07(1)	Awards as of 12/31/07

William A. Linnenbringer	35,000	–
Ruth C. Lipper	100,000	–
Shrikant Mehta	15,000	–
Shirley Young	45,000	–

(1)	As set forth above, we granted each of our non-employee directors an option to purchase 15,000 shares of common stock on June 1, 2007, and each award had a fair value of $169,383 on that date.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Shrikant Mehta and Ruth C. Lipper served on the Compensation Committee of the Board. There were no Compensation Committee interlocks during 2007.

Nominations of Directors

In the event that vacancies on the board arise, the Nominating and Governance Committee considers potential candidates for director, which may come to the attention of the Nominating and Governance Committee through current directors, professional executive search firms, stockholders or other persons. The Nominating and Governance Committee will consider candidates for the board recommended by stockholders if the names and qualifications of such candidates are submitted in writing to the Corporate Secretary of TeleTech in accordance with the notice provisions for stockholder proposals set forth under the caption “General Information – Next Annual Meeting of Stockholders” in this Proxy Statement. Although the Nominating and Governance Committee did not receive any stockholder nominations for Board candidates in 2007 or 2008, the Committee considers properly submitted nominees in the same manner as it evaluates other nominees. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and the materials provided by stockholders are forwarded to the Nominating and Governance Committee for their consideration. All candidates are evaluated at meetings of the Nominating and Governance Committee. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve the appropriate balance of industry and business knowledge and experience in light of the function and needs of the board of directors. The Nominating and Governance Committee considers candidates with excellent decision-making ability, business experience, personal integrity and reputation. In addition, the Nominating and Governance Committee recognizes the benefit of a board of directors that reflects the diversity of TeleTech’s stockholders, employees and customers, and the locations in which it operates, and will seek qualified candidates for nomination and election to the board of directors in order to reflect such diversity. The Nominating and Governance Committee reviews, approves and oversees various corporate governance policies and recommends changes, if any, to the board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers, our directors, and persons who own more than ten percent of a registered class of our equity securities, to file changes in ownership on Form 4 or Form 5 with the SEC. These executive officers, directors, and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these forms, we believe that all Section 16(a) reports applicable to our executive officers, directors, and ten-percent stockholders with respect to reportable transactions during the year ended December 31, 2007 were filed on a timely basis, with the exception of the following: John Simon, formerly Executive Vice President of Human Capital, Kamalesh Dwivedi, formerly Executive Vice President and Chief Information Officer, Brian J. Delaney, Chief Operations Officer, John R. Troka, Jr., Senior Vice President and Interim Chief Financial Officer and Alan Schutzman, Executive Vice President, General Counsel and Secretary, each filed a Form 4 on January 25, 2007 to report a grant of RSUs on January 22, 2007; Doug Clemmans, formerly our Chief Marketing Officer, filed a Form 4 on February 8, 2007 to report a grant of RSUs on February 5, 2007, Mr. Dwivedi filed a Form 4 on February 22, 2007 to report three exercises of stock options, along with the concurrent sale of the common stock received on exercise of the options, that occurred on February 16, 2007; Mr. Delaney filed a Form 4 on March 1, 2007 to report two exercises of stock options that had occurred on February 26, 2007; Shirley Young, a member of the Board, filed a Form 4 on February 22, 2007 to report an option exercise that occurred on February 15, 2007, and on August 22, 2007 she filed a Form 4 to report a common stock purchase that occurred on August 17, 2007; and Shrikant Mehta, a member of the Board, filed a Form 4 on February 26, 2007 to report three exercises of stock options that occurred on February 21, 2007, and he filed a Form 4 on June 1, 2007 to report a common stock sale that occurred on May 29, 2007.

Information Regarding Executive Officers

Brian J. Delaney, 50, joined TeleTech as Vice President of Technology in December 2002 and, in January 2004, moved to the position of Senior Vice President, North America Operations. In October 2005, Mr. Delaney was promoted to Executive Vice President of Global Service Delivery, a position he continues to hold, and in February 2008, Mr. Delaney was promoted to Chief Operations Officer.

Gregory G. Hopkins, 53, joined TeleTech in April 2004 as Executive Vice President, Business Development. In 2004, he was promoted to his present position of Executive Vice President, Global Accounts. Before joining TeleTech, he was Vice President and General Manager of Global Markets at Telwares Communications, LLC. Prior to joining Telwares, Mr. Hopkins was Executive Vice President of Virtela Communications, where he developed a global sales and pre-sales engineering team. Other positions previously held by Mr. Hopkins included Western Region Vice President at AT&T Global Services, and Corporate Accounts Vice President at Inacom Information Systems.

Michael M. Jossi, 42, joined TeleTech in January 2005 as Vice President, Learning Services, and in December 2006, he was promoted to Senior Vice President of Human Capital. In April 2007, Mr. Jossi was promoted to Executive Vice President, Human Capital, a position he held on an interim basis until it was made permanent in August. The name of this position was subsequently changed to Executive Vice President of Global Human Capital. From 1998 until January 2005, Mr. Jossi was President and Chief Executive Officer of Active Education, Inc., a developer and provider of classroom and online computer training products for businesses.

Carol J. Kline, 43, joined TeleTech in June 2008 as Executive Vice President and Chief Information Officer. From February 2007 until joining TeleTech, Ms. Kline was Executive Vice President of Operations of EchoStar. Before joining EchoStar, Ms. Kline was Chief Information Officer and Executive Vice President for America Online from June 2003 to February 2006 and was the Senior Vice President for Worldwide Operations of Qwest Communications, Inc. from July 2000 to June 2003.

John R. Troka, Jr., 45, joined TeleTech in 2002 as Vice President of Global Finance. In August 2006, Mr. Troka was named Interim Chief Financial Officer, a position that he continues to hold, and in February 2008 he was promoted to the position of Senior Vice President of Global Finance. Before joining TeleTech, Mr. Troka was Vice President of Finance for Qwest Communications, formerly known as US West Communications. Mr. Troka is a licensed CPA in the state of Colorado.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate it by reference into such filing.

The Compensation Committee consists of two non-employee directors: Mr. Mehta and Mrs. Lipper, both of whom the Board has determined are independent as defined by the NASDAQ Marketplace Rules. The Compensation Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on our website at http://www.teletech.com/teletech/ Compensation – Committee.pdf.

The Compensation Committee has reviewed and discussed with management the disclosures included under the caption “Compensation Discussion and Analysis” below. Based upon this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement.

Members of the Compensation Committee

Shrikant Mehta, Chair
Ruth C. Lipper

Compensation Discussion and Analysis

Executive Summary

This section explains our executive compensation programs as it relates to the following named executive officers:

Kenneth D. Tuchman	Chairman of the Board and Chief Executive Officer
James E. Barlett	Vice Chairman of the Board
Brian J. Delaney	Executive Vice President of Global Service Delivery and Chief Operations Officer
John R. Troka, Jr.	Interim Chief Financial Officer and Senior Vice President of Global Finance
Gregory G. Hopkins	Executive Vice President of Global Accounts

Our executive compensation programs for the named executive officers consist of (i) long-term equity awards in the form of restricted stock units (“RSUs”), which include time-in-service vesting and performance-based vesting elements; (ii) cash compensation in the form of performance-based cash incentives under the Management Incentive Plan (“MIP”); (iii) discretionary cash bonuses to recognize exceptional individual achievements and contributions to our overall financial performance; and (iv) cash compensation in the form of base salaries. We also provide certain perquisites, but they do not constitute a significant portion of executive compensation. Each year, the Compensation Committee, which is made up entirely of independent directors, determines the compensation of the CEO and, after reviewing the CEO’s recommendations, the other named executive officers. Compensation tables summarizing the compensation of our named executive officers appear toward the end of this Compensation Discussion and Analysis, beginning with the Summary Compensation Table.

Funding of Incentive Benefit Pool

Funding for the MIP, discretionary cash bonuses, 401(k) profit sharing plans and other employee benefit programs, comes from our incentive benefit pool. We make contributions to the incentive benefit pool periodically throughout the year based on our achievement of revenue and operating income objectives in our internal business plan (excluding extraordinary, unusual or infrequently occurring events or changes in accounting principles). We then fund the MIP, discretionary cash bonus, 401(k) profit sharing plans and other employee benefit programs according to the terms of the respective programs. The Compensation Committee, however, has discretion to distribute less than the total amount of funds available in the incentive benefit pool.

Executive Compensation Objectives

Our goal for executive compensation is to attract, motivate and retain highly qualified executives focused on delivering superior executive performance that creates long-term investor value. Under the supervision of the Compensation Committee, we have developed and implemented compensation policies, plans and programs intended to closely align the financial interests of the named executive officers with those of our stockholders in order to enhance our long-term growth and profitability and therefore create long-term stockholder value.

Executive Compensation Overview

Five Overarching Principles

We have designed our executive compensation program around five overarching principles:

•	Structure compensation programs with a significant portion of variable, or at-risk, compensation to ensure that the actual compensation realized by named executive officers directly and demonstrably links to individual and companywide performance;

•	Offer market competitive compensation opportunities that will allow us to attract and retain named executive officers capable of leading us to the fulfillment of our business objectives;

•	Ensure that our named executive officers remain focused on individual operational goals to build the foundation for our long-term success;

•	Align the interests of named executive officers and stockholders to achieve long-term stock price performance; and

•	Maintain an egalitarian culture with respect to compensation programs, such that, generally, certain management employees may generally participate in the same equity-based and cash-based incentive programs as the named executive officers.

Four Components

To achieve the five overarching principles, the compensation program for the named executive officers consists of the following four components, in order of their importance:

•	Equity awards in the form of RSUs under our 1999 Amended and Restated Stock Option Plan, as amended and restated (the “1999 Plan”);

•	Annual performance-based cash incentives under the MIP (although the CEO and the Vice Chairman are eligible for performance-based cash incentives under the MIP, they elected not to participate in 2007);

•	Discretionary cash bonuses to recognize exceptional individual achievement and contributions to our overall financial performance; and

•	Base salary.

The named executive officers are also eligible to participate in our general health and welfare programs, 401(k) Plan, insurance program and other employee programs on substantially the same basis as other employees. We pay all or a portion of the named executive officers’ premiums for certain of these plans.

Mix of Equity, Cash Incentives/Bonuses and Salary

We rely heavily on long-term equity awards because the Compensation Committee believes they are the most effective compensation element for attracting entrepreneurial, hard working executives and promoting long-term commitment. Equity awards also help to ensure a strong connection between executive compensation and our financial performance because the value of RSUs depends on our future share price. Although the Compensation Committee reviews the compensation practices of certain companies as described in the section entitled “Executive Compensation Program Design and Implementation – The Role of Peer Groups, Surveys and Benchmarking” below, the Compensation Committee does not adhere to strict formulas or survey data to determine the mix of compensation elements. Instead, the Compensation Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each named executive officer as well as our overall financial performance. This flexibility is particularly important in designing compensation arrangements to attract new executives in our highly competitive, rapidly changing markets.

CEO Compensation

The independent members of the Board, at the recommendation of the Compensation Committee, determine adjustments to the CEO’s compensation and evaluate the performance of the CEO. For 2007, Mr. Tuchman’s base salary was $350,000, and he elected not to participate in the MIP or receive any other form of cash compensation or discretionary cash bonuses. In recognition of Mr. Tuchman’s contribution to our strong performance and his relatively low base salary and performance-based incentives since he returned as CEO in March 2001, on June 22, 2007 the Compensation Committee awarded 500,000 RSUs to Mr. Tuchman, as follows: (i) 250,000 time-in-service RSUs vesting in five equal annual installments (50,000 RSUs per year) beginning on January 22, 2008 provided Mr. Tuchman is continuously employed through the vesting date; and (ii) 250,000 performance-based RSUs vesting in five equal annual installments (50,000 RSUs per year) beginning on March 1, 2008 if we achieve the RSU operating income objectives in our internal business plan. Operating income is the sole performance objective for vesting of performance-based RSUs because the Compensation Committee believes that operating income directly drives stockholder value by impacting earnings per share and is the element over which management can exert the greatest degree of short-term control. Adjusted operating income is determined by adjusting reported earnings to eliminate restructuring and restructuring related expenses. For 2007, the RSU operating income objective was set at $138 million. We did not achieve the RSU operating income objectives for 2007 and the first 50,000 of Mr. Tuchman’s performance-based RSUs did not vest. Fifty thousand of Mr. Tuchman’s time-in-service RSUs vested on January 22, 2008. Mr. Tuchman’s RSUs also provide for accelerated vesting on the effective date of a change in control. A full breakdown of the CEO’s compensation for services rendered during 2007 is included in the Summary Compensation Table below.

Vice Chairman Compensation

The Compensation Committee determines adjustments to the Vice Chairman’s compensation and evaluates the performance of the Vice Chairman. For 2007, Mr. Barlett’s base salary was $350,000, and he elected not to participate in the MIP or receive any other form of performance-based cash compensation or discretionary cash bonuses. In recognition of our strong performance and Mr. Barlett’s relatively low base salary and performance-based incentives since he became Vice Chairman in October 2001, on June 22, 2007 the Compensation Committee awarded 500,000 RSUs to Mr. Barlett. The Compensation Committee provided that all of Mr. Barlett’s RSUs would vest in ten equal annual instalments (50,000 RSUs per year) beginning on January 22, 2008, provided that Mr. Barlett is continuously employed through the vesting date. Mr. Barlett’s RSUs also provide for accelerated vesting on the effective date of a change in control. As discussed above in the section entitled “Effects of Equity-Based Compensation Review – Impact on Compensation of Executive Officers,” we also paid certain Incremental Adverse Taxes on behalf of Mr. Barlett in conjunction with awards of stock options made in years prior to 2007 which were later determined to have been issued with stated exercise prices that were lower than the fair market value on the appropriate measurement dates. A full breakdown of the Vice Chairman’s compensation for services rendered during 2007, including the payment of “Incremental Adverse Taxes,” is included in the Summary Compensation Table below.

Compensation Committee’s View on CEO and Vice Chairman Compensation

The Compensation Committee believes that the grant of RSUs to Messrs. Tuchman and Barlett (as well as other members of the management team) is justified by our performance over the last five years. Due in large part to the leadership of our CEO and Vice Chairman, our stock price has increased from $7.26 per share on December 31, 2002 to $21.27 per share on December 31, 2007, a 193% increase in five years (as indicated in the Stock Performance Graph, which is included in Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities of our Annual Report on Form 10-K). The RSU awards to the CEO and Vice Chairman, however, exceeded an annual individual award limit of 300,000 shares contained in our 1999 Stock Option and Incentive Plan (the “Plan”). After consulting with counsel, and as previously reported in a Current Report on Form 8-K filed with the SEC on February 20, 2008, the Compensation Committee concluded that the authorization of the awards was effectively an amendment of the Plan limit.

Executive Compensation Program Design and Implementation

Team-Based Compensation

Our compensation program for named executive officers rests on two assumptions. First, each officer must demonstrate exceptional individual performance. Second, each officer must contribute as a member of the team to our overall success rather than merely achieve specific objectives within that officer’s area of responsibility.

Independent Compensation Committee Determines All Executive Compensation

The independent Compensation Committee determines all compensation for the named executive officers. Annually, the Compensation Committee conducts an evaluation of each named executive officer to determine if any changes in the officer’s compensation are appropriate. The CEO does not participate in the Compensation Committee’s deliberations or decision with regard to his compensation. At the Compensation Committee’s request, however, the CEO and the Executive Vice President of Global Human Capital review with the Compensation Committee the performance of the other four named executive officers. The Compensation Committee gives considerable weight to the CEO’s evaluation of the other named executive officers because of his direct knowledge of each officer’s performance and contributions. For each named executive officer, the Compensation Committee members independently determine each component of compensation based on their collective assessment of the officer’s performance using the success factors, as well as our overall financial performance.

The Role of Equity Awards

RSUs Minimize Dilution and Support Long-Term Focus

We rely on long-term equity awards to attract and retain an outstanding executive team and to motivate the executive team to improve our financial performance. In 2007, we suspended our prior practice of granting stock options to named executive officers as a means of providing long-term equity awards and implemented a program of awarding RSUs that include time-in-service and performance-based vesting elements. Unlike a stock option, the compensation value of an RSU does not depend solely on future stock price increases; at grant, its value is equal to our stock price. Although its value may increase or decrease with changes in the stock price during the period before vesting, an RSU will have value in the long term, encouraging retention. By contrast, the entire value of a stock option depends on future stock price appreciation. Accordingly, RSUs deliver significantly greater share-for-share compensation value at grant than stock options, and we can offer comparable grant date compensation with fewer shares and less dilution for our stockholders.

The Compensation Committee believes that the combination of performance-based and time-in-service RSU awards are the most effective way to align the named executive officers’ interests with the interests of our stockholders and to attract and retain talented executives. The Compensation Committee believes that this provides a strong incentive to continue employment. The Compensation Committee believes that substantial equity ownership by individual executive officers helps to assure that these individuals will remain focused on building stockholder value. In this regard, the compensation of the CEO and the Vice Chairman has been heavily weighted toward equity compensation. The Compensation Committee reviews annually the outstanding, unvested equity awards of the CEO and, after receiving input from the CEO, the other named executive officers to determine whether additional awards are warranted in light of the officer’s performance, the competitive environment and the other factors discussed in the section entitled “Executive Compensation Program Design and Implementation – The Role of Equity Awards” below.

Vesting Conditions

The RSU vesting provisions applicable to our CEO and Vice Chairman are discussed above in the sections entitled “Executive Compensation Overview – CEO Compensation” and “– Vice Chairman Compensation.” All RSU awards to our other named executive officers give the officer the right to receive a specified number of common shares at no cost to the officer, if the officer is continuously employed through the vesting date. The named executive officer is generally not eligible to receive the shares if employment is terminated before the RSUs vest. A grant of performance-based RSUs gives the officer the right to receive a specified number of common shares at no cost to the officer, but only if the officer remains employed through the vesting date and we achieve the RSU operating income objectives in our internal business plan. Operating income is the sole performance objective for vesting of performance-based RSUs because the Compensation Committee believes that operating income directly drives stockholder value by impacting earnings per share and is the element over which management can exert the greatest degree of short-term control. Adjusted operating income is determined by adjusting reported earnings to eliminate restructuring and restructuring related expenses. For 2007, the RSU operating income objective was set at $138 million. In addition, the vesting of RSUs may be affected by a change in control. RSUs granted in 2007 to our executives (other than Messrs. Tuchman and Barlett) provide that any time-in-service or performance-based RSUs that are scheduled to vest more than 12 months from the effective date of a change in control will vest on the one-year anniversary of the change in control. Any time-in-service or performance-based RSUs that are scheduled to vest less than 12 months from the effective date of a change in control will continue to vest pursuant to the original vesting provisions, provided that if the executive’s employment is terminated by TeleTech “without cause” or by the executive for “good reason” (as those terms are defined in the applicable award agreement) within this 12-month period, the unvested RSUs will vest in full. Notwithstanding the above, the Compensation Committee has the discretion to accelerate the vesting of any RSU or stock option.

2007 RSU Awards

The RSU awards to our CEO and Vice Chairman are discussed above in the sections entitled “Executive Compensation Overview – CEO Compensation” and “– Vice Chairman Compensation.” In 2007, two additional named executive officers received RSU awards. Mr. Delaney, our Chief Operations Officer and Executive Vice President of Global Service Delivery, received 250,000 RSUs and Mr. Troka, our Interim Chief Financial Officer and Senior Vice President of Global Finance, received 75,000 RSUs. Mr. Hopkins, our Executive Vice President, Global Accounts, did not receive any RSUs because he had already received a significant stock option grant, relative to the other executive officers, in years prior to 2007. With regard to the RSUs awarded to Messrs. Delaney and Troka, the Compensation Committee provided that (i) one-third are time-in-service RSUs that vest in five equal annual installments beginning on

January 22, 2008 and (ii) two-thirds are performance-based RSUs that are be eligible for vesting in three equal annual installments beginning on March 1, 2008, provided that we achieve the RSU operating income objectives in our internal business plan. We did not achieve the operating income objectives required for vesting of performance-based RSUs for 2007 and thus the first year’s worth of performance-based RSUs expired in March 2008. Twenty percent of the time-in-service RSUs held by Messrs. Delaney and Troka vested on January 22, 2008.

The Role of Cash Compensation

Cash compensation consists of (1) performance-based cash incentives under the MIP; (2) discretionary cash bonuses; and (3) base salaries.

Performance-Based Cash Incentives

Pursuant to the MIP, which is established each year by the Compensation Committee, we pay performance-based cash incentive compensation to participating named executive officers based on their achievement of individual goals and their contribution to our overall success. During 2007, only Messrs. Delaney and Troka participated in the MIP. Our CEO, Vice Chairman, and Executive Vice President of Global Accounts did not participate in the MIP. The Compensation Committee targets the MIP for participating named executive officers at the 75th percentile based on data from competitors and similarly sized companies (as described in the section entitled “Executive Compensation Program Design and Implementation – The Role of Peer Groups, Surveys and Benchmarking” below). Specifically, the Compensation Committee subjectively considers each named executive officer’s impact on our overall performance by examining the following “success factors”: (i) contribution to our overall operating effectiveness, strategic success and profitability; (ii) role in developing and maintaining key client relationships; (iii) level of responsibility, scope, and complexity of such named executive officer’s position relative to other named executive officers; (iv) leadership growth and management development over the past year; (v) completion of strategic projects; (vi) innovations to continuously improve performance and improve open communications; (vii) ability to provide hands-on business problem solving and wise business decisions; and (viii) demonstration of business ownership. The Compensation Committee selected these success factors because they are important indicators of increased stockholder value. The success factors are not qualified or weighted for importance. The MIP does not provide for the adjustment or recovery of an award paid to a named executive officer if the results in a previous year are subsequently restated or adjusted in a manner that would have originally resulted in a smaller award.

The Compensation Committee believes that the MIP forms an important component of executive compensation as it provides recognition to named executive officers who meet their performance goals. It is, however, a less significant factor in attracting new executive talent than equity compensation, and it promotes retention only in the short-term, over the performance period. The secondary significance of the MIP is evidenced by the fact that the CEO and the Vice Chairman have not historically received performance-based cash incentives.

At the end of each year, the Compensation Committee uses the success factors to determine the amount of the award to be paid to each named executive officer under the MIP. The range of each participant’s award can vary depending on the officer’s title and responsibilities. The range of Mr. Delaney’s MIP award was from zero to 150% of his base salary, and he received a MIP award equal to approximately 68% of his base salary. The range of Mr. Troka’s MIP award was from zero to 45% of his base salary, and he received a MIP award equal to approximately 38% of his base salary. The Compensation Committee believes that Messrs. Delaney and Troka contributed greatly to our overall success as measured by their achievement of the individual and companywide success factors identified above. In this regard, the Compensation Committee believes that the teamwork and individual accomplishments of our named executive officers have resulted in a substantial return to our investors, as evidenced by our Stock Performance Graph, which is included in Item 5. Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities of our Annual Report on Form 10-K. Specific payment amounts to

Messrs. Delaney and Troka under the 2007 MIP are shown in the Summary Compensation Table below under the column heading “Non-Equity Incentive Plan.”

Discretionary Cash Bonuses

At the end of each year, the Compensation Committee also has the authority to pay discretionary cash bonuses (in addition to performance-based cash incentives under the MIP) to any executive, including any of the named executive officers. Although we have not relied heavily on discretionary cash bonuses, the Compensation Committee believes that discretionary cash bonuses are an important component of executive compensation because they provide the Committee with the ability to recognize exceptional individual achievement and contributions to TeleTech’s overall financial performance. It is, however, a less significant factor than equity compensation and the MIP. Its secondary significance is evidenced by the fact that the CEO and the Vice Chairman have not historically received discretionary cash bonuses. During 2007, only Messrs. Hopkins and Troka received discretionary cash bonuses.

In 2007, the Compensation Committee approved discretionary cash bonuses of $375,000 for Mr. Hopkins and $160,000 for Mr. Troka in recognition of their exceptional individual achievements and contributions to TeleTech’s overall financial performance. In particular, Mr. Hopkins was primarily responsible for TeleTech’s revenue growth, which increased by approximately $159 million in 2007. Mr. Troka’s award was attributable to his expanded role and responsibilities; he served as Interim Chief Financial Officer for all of 2007.

Base Salaries

The Compensation Committee believes that base salaries are less important than performance-based cash incentives and long-term equity awards in meeting our compensation objectives. This is evidenced by the fact that based on data from a peer group of competitors and similarly sized companies (as described in the section below entitled “The Role of Peer Groups, Surveys and Benchmarking”), the base salaries of our CEO and Vice Chairman are in the bottom quartile, considerably lower than those received by their counterparts. Furthermore, the Compensation Committee generally targets the base salaries of other named executive officers in a midrange between the 25th and 75th percentiles of the peer group.

In 2007, the Compensation Committee approved a base salary increase for Mr. Delaney from $250,000 to $300,000 and a base salary increase for Mr. Troka from $180,000 to $200,000. The Compensation Committee believes that these adjustments were appropriate and consistent with our compensation objectives, especially in light of their respective responsibilities and achievements.

The Role of Consultants

In November 2004, we selected and retained the services of Compensia, Inc., an executive compensation consulting firm, and in April 2008 we selected and retained the services of Latham & Watkins, LLP, a law firm. From time to time, Compensia and Latham & Watkins provide executive compensation advice to the Compensation Committee and us. No member of the Compensation Committee or any named executive officer has any affiliation with either Compensia or Latham & Watkins. The Compensation Committee either directly, or indirectly through our human capital department, periodically seeks input from Compensia on a range of issues, including evolving compensation trends, appropriate comparison companies and market survey data. In the past, Compensia has also provided recommendations on the structure of our equity incentive plan, but it does not determine the amount or form of compensation for any named executive officers. We do not use Compensia for services outside of executive compensation. The Compensation Committee, either directly or indirectly through our legal or human capital departments, periodically seeks advice from Latham & Watkins on various legal issues.

The Role of Peer Groups, Surveys and Benchmarking

With the assistance of our human capital department, the Compensation Committee identified peer companies for 2007 that compete with us in the labor and capital markets and that follow similar pay models. The peer group that the Compensation Committee reviewed to ensure that our total compensation is within a reasonably competitive range consisted of the following companies: Affiliated Computer Services, Inc. APAC Customer Services Inc., Autobytel Inc., Convergys Corporation, ICT Group Inc., Paychex Inc., Reynolds & Reynolds Company, Sitel Corporation, Spherion Corp., Sykes Enterprises Incorporated and West Corporation. Although the data obtained using peer groups, surveys and benchmarking is one factor the Compensation Committee uses in determining executive compensation, it is not a definitive factor.

The Role of Employment Agreements

From time to time, we enter into employment agreements with senior officers, including some of the named executive officers, when the Compensation Committee determines that an employment agreement is desirable to obtain a measure of assurance as to the executive’s continued employment or to attract an executive in light of market conditions. Based on an evaluation of these factors, we have entered into employment agreements with Messrs. Tuchman, Barlett and Hopkins. Pursuant to these agreements, Messrs. Tuchman and Barlett are entitled to receive an annual base salary. Messrs. Tuchman and Barlett are also entitled to participate in all other employee benefit plans, in each case, on terms and conditions no less favorable than the terms and conditions generally applicable to their peers. Mr. Hopkins is entitled to receive a base salary and is eligible to receive additional incentive compensation and discretionary cash bonuses, as may be determined by the Compensation Committee from time to time. Employment agreement provisions relating to severance/termination and changes-in-control are discussed below in the section entitled “Potential Payments Upon Termination or Change in Control – Employment Agreements.”

Tax and Accounting Considerations

Limitations on the Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended and applicable treasury regulations, unless certain exceptions apply, no tax deduction is allowed for annual compensation in excess of $1 million paid to our principal executive officer and three most highly compensated executive officers other than our chief financial officer. One notable exception is performance-based compensation that has been disclosed to and approved by stockholders, by a majority of the vote in a separate stockholder vote before the payment of such compensation if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). Each of the members of the Compensation Committee qualifies as “outside directors.” RSUs and stock options granted by the Compensation Committee at fair market value under a stockholder approved plan typically meet the performance-based exception to Section 162(m). However, certain individual stock option grants to executive officers, whose tax deductible compensation is limited under Section 162(m), were issued with a strike price less than fair market value on the date of grant. Income realized from the exercise of these individual stock option grants does not meet the exception for performance-based compensation. In addition, MIP payments do not meet the requirements for exempt performance-based compensation under Section 162(m). In the future, the Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to named executive officers. In this regard, we intend to consider adopting stockholder approved cash incentive plans that permit us to maximize the deductibility of our incentive compensation under Section 162(m).

Tax Implications for Officers

Section 280G of the Internal Revenue Code imposes an excise tax on payments to executives of severance or change-in-control compensation that exceed the levels specified in Section 280G. The named executive officers could receive the amounts shown on the table in the section entitled “Potential Payments Upon Termination or Change in Control” below as severance or change-in-control payments, but the Compensation Committee does not consider their potential impact in compensation program design.

Section 409A of the Internal Revenue Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A. We provide certain executives, including our named executive officers, with the opportunity to contribute all or a portion of their salaries, performance-based cash incentives or discretionary cash bonuses to a deferred compensation plan. We do not provide deferred compensation to the named executive officers in excess of their individual contributions and therefore, this limitation does not affect the structure of our compensation program for the officers. However, as described below in the section entitled “Effect of Equity-Based Compensation Review on Compensation of Named Executive Officers,” we paid certain federal, state and employment taxes (which included taxes and penalties under Section 409A) assessed upon three of our named executive officers (Messrs. Barlett, Delaney and Hopkins) that resulted from stock options issued with stated exercise prices that were lower than the fair market value on the appropriate measurement dates.

Effect of Equity-Based Compensation Review on Compensation of Named Executive Officers

As discussed in Item 9A. Controls and Procedures of our Annual Report on Form 10-K, management has concluded that as of December 31, 2007, we had a material weakness with respect to our equity-based compensation practices. As a result, we have made changes to our equity-granting practices, processes and controls that we believe will remediate past deficiencies. However, our Board determined that in the case of stock options issued with stated exercise prices that were lower than the fair market value on the appropriate measurement dates, we would pay any incremental federal, state and employment taxes assessed upon employees, including penalties and interest and tax “gross-ups” under Section 409A of the Internal Revenue Code, to make the employees whole for any adverse tax consequences arising as a result of the vesting or exercise (or, in the case of an employee who was an executive officer on the date of the relevant stock option award, a “deemed” exercise) of such options in 2006 and 2007 (collectively, the “Incremental Adverse Taxes”). We paid Incremental Adverse Taxes for three named executive officers in 2007: Messrs. Barlett, Delaney and Hopkins. The aggregate amount of Incremental Adverse Taxes paid or to be paid on behalf of the three named executive officers for stock options vested, exercised or deemed exercised in 2006 and 2007 are included in the “Other Compensation” column of the Summary Compensation Table below.

Accounting Considerations

The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In our financial statements, we record salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require us to record equity awards as an expense in our financial statements even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with SFAS 123(R). The Compensation Committee believes, however, that the advantages of equity compensation programs, as discussed above, outweigh the non-cash compensation expense associated with them.

Summary Compensation Table

The following table presents information regarding compensation earned by or awarded to each of our named executive officers for services rendered during 2007. The primary elements of each named executive officer’s total compensation reported in the table are base salary, a MIP payment, a discretionary cash bonus, long-term equity incentives consisting of RSUs, stock options and other compensation benefits.

							Change in
							Value of
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Kenneth D. Tuchman	2007	350,000	–	1,384,193	1,344,908	–	–	53,778	3,132,879
(Chief Executive	2006	350,000	–	–	1,344,908	–	252,321	60,986	2,008,215
Officer)	2005	350,000	–	–	–	500,000	148,322	55,294	1,053,616
James E. Barlett	2007	350,000	–	1,384,193	306,104	–	21,751	339,535	2,401,583
(Vice Chairman)	2006	350,000	–	–	340,263	–	20,409	42,347	753,019
	2005	350,000	–	–	17,784	–	7,746	44,613	420,143
Brian J. Delaney	2007	298,077	–	412,919	227,081	250,000	–	411,155	1,599,232
(Chief Operations	2006	250,000	–	–	228,971	400,000	–	15,039	894,010
Officer)	2005	246,154	–	–	6,195	250,000	–	7,835	510,184
John R. Troka, Jr.	2007	196,923	160,000	121,570	40,992	75,000	–	5,392	599,877
(Interim Chief	2006	180,000	–	–	48,136	75,000	11,326	5,390	319,852
Financial Officer)	2005	180,000	33,000	–	–	13,000	2,815	2,632	231,447
Gregory G. Hopkins
(Executive Vice	2007	275,000	375,000	–	440,780	–	–	632,007	1,722,787
President	2006	275,000	–	–	431,450	550,000	–	22,246	1,278,696
Global Accounts)	2005	275,000	–	–	170,425	275,000	–	15,749	736,174

(1)	Amounts set forth in column (d) are discretionary cash bonus payments outside of the MIP that are not subject to pre-established and communicated performance measures. Bonuses are paid in the first quarter of the year following the year for which such bonus was awarded.

(2)	Amounts set forth in columns (e) and (f) were calculated pursuant to SFAS 123(R) for 2007 and 2006 and APB 25 for 2005. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the disclosure under the sections entitled “Adoption of SFAS No. 123(R)” and “Equity-Based Compensation Expense” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K.

(3)	Amounts set forth in column (g) are annual MIP payments that are subject to the pre-established and communicated performance measures (specifically, the success factors described above in the section entitled “Executive Compensation Program Design and Implementation – The Role of Cash Compensation – Performance-Based Cash Incentives”) and are paid during the first quarter of the year following the year for which such bonus was awarded.

(4)	Amounts set forth in column (h) are summarized below in the section entitled “Nonqualified Deferred Compensation.” Pursuant to Instruction 3 to Item 402(c)(viii) of Regulation S-K, negative amounts are disclosed in the Nonqualified Deferred Compensation table below, but are excluded from the Summary Compensation Table.

(5)	Amounts set forth in column (i) are summarized below in the section entitled “All Other Compensation.”

The Summary Compensation Table should be read in conjunction with additional tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the stock options and RSU awards granted in 2007, provides information regarding the long-term equity incentives awarded to named executive officers in 2007. The Outstanding Equity Awards at Year-End and Option Exercises and Stock Vested tables provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards.

Nonqualified Deferred Compensation

Named executive officers have the opportunity to contribute all or a portion of their salaries, discretionary cash bonuses or performance-based cash incentives to a deferred compensation plan. We do not provide deferred compensation to the named executive officers in excess of their individual contributions. The following table summarizes activity in our deferred compensation plan during 2007 for our named executive officers:

	Executive		Aggregate	Aggregate	Aggregate
	Contributions in	Registrant	Earnings in	Withdrawals/	Balance at Last
	Last Fiscal	Contributions in	Last Fiscal	Distributions in	Fiscal Year
	Year(1)	Last Fiscal Year	Year(2)	Last Fiscal Year	End(3)
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Kenneth D. Tuchman	–	–	(63,194)	–	1,655,450
James E. Barlett	–	–	21,751	–	583,531
Brian J. Delaney	–	–	–	–	–
John R. Troka, Jr.	15,215	–	(272)	–	98,146
Gregory G. Hopkins	–	–	–	–	–

(1)	Amounts set forth in column (b) are included in “Salary,” “Bonus” and/or “Non-Equity Incentive Plan” compensation columns of the Summary Compensation Table above for the named executive officers.

(2)	With the exception of negative amounts for Messrs. Tuchman and Troka, amounts set forth in column (d) are included in the in the “Change in Value of Non-qualified Deferred Compensation Earnings” column of the Summary Compensation Table above for the named executive officers.

(3)	Amounts set forth in column (f) were reported as compensation to the named executive officers in the Summary Compensation Table for 2007 and previous years.

All Other Compensation Table

The following table describes the perquisites and other compensation received by the named executive officers during 2007:

Perquisite	Mr. Tuchman	Mr. Barlett	Mr. Delaney	Mr. Troka	Mr. Hopkins

Personal Use of Company Aircraft(1)	$14,169	$15,237	$–	$–	$–
Automobile(1)	33,952	15,474	–	–	–
Executive Health/Dental/Vision Premiums	4,879	3,741	2,885	–	5,104
Group Term/Executive Life Premiums	108	475	6,917	111	5,868
Deferred Death Benefit	670	9,080	–	129	–
401(k) Plan Matching Contributions	–	–	6,750	5,152	6,750
409A Payments(2)	–	295,528	394,603	–	614,285

Total	$53,778	$339,535	$411,155	$5,392	$632,007

(1)	Automobile and personal use of the company aircraft are generally limited to Messrs. Tuchman and Barlett, the CEO and Vice Chairman, respectively.

(2)	We believe perquisites for executive officers should be extremely limited in scope and value. As a result, we have historically given nominal perquisites. However, as previously disclosed above in the section entitled “Executive Compensation Program Design and Implementation – Tax and Accounting Considerations – Tax Implications for Officers,” in 2007 our Board determined that in the case of stock options issued with stated exercise prices that were lower than the fair market value on the appropriate measurement dates, we would pay for all Incremental Adverse Taxes (as defined above) on behalf of any employees (including named executive officers). We have already paid Incremental Adverse Taxes on behalf of Messrs. Barlett, Delaney and Hopkins with respect to options exercised (or, under Section 409A of the Internal Revenue Code, “deemed exercised” with respect to Mr. Barlett) during 2007. We have estimated the amount of Incremental Adverse Taxes that will be made on behalf of Messrs. Barlett, Delaney and Hopkins with respect to stock options vested, exercised or, with respect to Mr. Barlett, “deemed exercised” during 2006.

Grants of Plan-Based Awards

The following table sets forth information regarding each grant of stock awards, which were all in the form of RSUs, to each named executive officer in the year ended December 31, 2007 as well as estimated future payouts related to the MIP.

							All Other	All Other
							Stock Awards:	Option	Exercise	Grant Date
							Number of	Awards:	or Base	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under		Shares of	of Securities	Price of	of Stock
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)		Stock or	Underlying	Option	and Option
	Grant	Threshold			Threshold, Target &		Units(3)	Options	Awards	Awards(4)
Name	Date	($)	Target	Maximum	Maximum($)		(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)

Kenneth D. Tuchman	6/22/2007	–	–	–	250,000	(5)	250,000	–	–	8,300,000
James E. Barlett	6/22/2007	–	–	–	–		500,000	–	–	16,600,000
Brian J. Delaney	1/22/2007	200,000	400,000	600,000	166,667	(6)	83,333	–	–	2,151,658
John R. Troka, Jr.	1/22/2007	93,750	187,500	281,250	50,000	(6)	25,000	–	–	645,500
Gregory G. Hopkins	–	150,000	300,000	450,000	–		–	–	–	–

(1)	Amounts set forth in columns (c), (d) and (e) are based on estimated future payouts under the 2008 Management Incentive Plan (the “2008 MIP”), assuming that the 2008 MIP is funded by the incentive benefit pool and the Compensation Committee elects to award performance-based cash incentives. Messrs. Tuchman and Barlett have elected not to participate in Management Incentive Plans in prior years and it is anticipated that they will not participate in the 2008 MIP. However, Messrs. Tuchman and Barlett are still eligible to receive payments under the 2008 MIP.

(2)	Amounts set forth in column (f) represent the number of shares underlying performance-based RSU awards. The threshold, target and maximum amounts are the same for each award.

(3)	Amounts set forth in column (g) represent the number of shares underlying time-in-service based RSU awards.

(4)	Amounts set forth in column (j) represent the grant date fair value as determined pursuant to SFAS 123(R). See Note 20 of the Notes to Consolidated Financial Statements for a discussion of the relevant assumptions used in this determination.

(5)	This performance-based RSU award is scheduled to vest in five equal annual installments beginning on March 1, 2008. Subsequent to year end, the first 50,000 RSUs did not vest because we did not meet the RSU operating income objectives in our internal business plan. No performance objectives have been established for the vesting scheduled to vest on March 1, 2011 and 2012.

(6)	This performance-based RSU award is scheduled to vest in three equal annual installments beginning on March 1, 2008. Subsequent to year end, the first annual installment of RSUs did not vest because we did not meet the RSU operating income objectives in our internal business plan.

Description of Plan-Based Awards

Each of the Non-Equity Incentive Plan Awards reported in the Grants of Plan-Based Awards table was granted under the MIP. The material terms of these incentive awards are described in the section entitled “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Year-End

The following tables present information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2007, including the vesting dates for the portions of these awards that had not vested as of that date. All equity awards listed below were issued from our 1995 Stock Plan, 1999 Plan or Directors Stock Option Plan.

		Option Awards (as of December 31, 2007)
				Option
		Number of Securities Underlying Unexercised Options		Exercise	Option
	Option Grant	Exercisable	Unexercisable	Price	Expiration
Name	Date	(#)	(#)	($)	Date
(a)	(b)	(c)	(d)	(e)	(f)
Kenneth D. Tuchman	10/1/2001	420,000	–	6.98	10/1/2011
	2/25/2002	420,000	–	11.83	2/25/2012
	11/4/2005	400,000	400,000(1)	11.35	11/4/2015
James E. Barlett	1/31/2000	25,000	–	24.06	1/31/2010
	5/3/2000	31,000	–	31.63	5/3/2010
	5/24/2001	31,000	–	9.42	5/24/2011
	10/15/2001	400,000	–	7.84	10/15/2011
	2/25/2002	100,000	–	11.83	2/25/2012
	5/13/2005	125,000	125,000(1)	7.34	5/13/2015
Brian J. Delaney	12/2/2002	3,000	–	8.86	12/2/2012
	6/7/2004	–	12,000[1]	7.78	6/7/2014
	6/23/2004	–	7,500[2]	8.36	6/23/2014
	9/9/2005	–	50,000[1]	8.59	9/9/2015
John R. Troka, Jr.	1/14/2002	35,000	–	13.10	1/14/2012
	2/28/2002	7,500	–	11.63	2/28/2012
	3/3/2003	3,000	–	5.01	3/3/2013
	6/23/2004	15,000	5,000[2]	8.36	6/23/2014
	2/15/2006	2,500	7,500[3]	12.75	2/15/2016
Gregory G. Hopkins	4/12/2004	–	75,000[2]	6.24	4/12/2014

(1)	The unvested portion of this option award is scheduled to vest in two equal installments beginning on the next anniversary of the option grant date.

(2)	The unvested portion of this option award is scheduled to vest in its entirety on June 23, 2008.

(3)	The unvested portion of this option award is scheduled to vest in three equal installments beginning on the next anniversary of the option grant date.

Stock Awards (as of December 31, 2007)
Equity Incentive
		Number of		Market Value	Equity Incentive		Plan Awards:
		Shares or		of Shares	Plan Awards:		Market or Payout
		Units of		or Units	Number of Unearned		Value of Unearned
		Stock That		of Stock	Shares, Units or		Shares, Units or
		Have Not		That Have	Other Rights That		Other Rights That
	Award Grant	Vested		Not Vested(1)	Have Not Vested		Have Not Vested(2)
Name	Date	(#)		($)	(#)		($)
(a)	(g)	(h)		(i)	(j)		(k)

Kenneth D. Tuchman	6/22/2007	250,000	(3)	5,317,500	250,000	(4)	5,317,500
James E. Barlett	6/22/2007	500,000	(5)	10,635,000	–		–
Brian J. Delaney	1/22/2007	83,333	(6)	1,772,500	166,667	(7)	3,545,000
John R. Troka, Jr.	1/22/2007	25,000	(6)	531,750	50,000	(7)	1,063,500
Gregory G. Hopkins	–	–		–	–		–

(1)	The dollar amounts set forth in column (i) are determined by multiplying (x) the number of shares or units reported in column (h) by (y) $21.27 (the closing price of our common stock on December 31, 2007, the last trading day of 2007).

(2)	The dollar amounts set forth in column (k) are determined by multiplying (x) the number of shares or units reported in column (j) by (y) $21.27 (the closing price of our common stock on December 31, 2007, the last trading day of 2007).

(3)	The unvested portion of this time-in-service RSU award is scheduled to vest in five equal annual installments beginning on January 22, 2008.

(4)	The unvested portion of this performance-based RSU award is scheduled to vest in five equal annual installments beginning on March 1, 2008. Subsequent to year end, the first 50,000 RSUs did not vest because we did not meet the RSU operating income objectives in our internal business plan. No performance objectives have been established for the RSUs scheduled to vest on March 1, 2011 and 2012.

(5)	The unvested portion of this time-in-service-based RSU award is scheduled to vest in ten equal annual installments beginning on January 22, 2008.

(6)	The unvested portion of this time-in-service RSU award is scheduled to vest in three equal annual installments beginning on January 22, 2008. Subsequent to year end, the first annual installment RSUs did not vest because we did not meet the RSU operating income objectives in our internal business plan.

(7)	The unvested portion of this performance-based RSU award is scheduled to vest in three equal annual installments beginning on March 1, 2008. Subsequent to year end, the first annual installment of RSUs did not vest because we did not meet the RSU operating income objectives in our internal business plan.

Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options by named executive officers during 2007, and on the vesting during 2007 of RSUs granted to the named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise(1)	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Kenneth D. Tuchman	–	–	–	–
James E. Barlett	–	–	–	–
Brian J. Delaney	67,250	1,411,858	–	–
John R. Troka, Jr.	–	–	–	–
Gregory G. Hopkins	75,000	1,809,683	–	–

(1)	The dollar amounts set forth in column (c) above for option awards are determined by multiplying (i) the number of shares of common stock to which the exercise of the option related by (ii) the excess of the per-share closing price of our common stock on the date of exercise over the exercise price of the options.

Potential Payments Upon Termination or Change in Control

Employment Agreements

Other than the employment agreements described below with respect to Messrs. Tuchman, Barlett and Hopkins, none of the named executive officers is entitled to receive compensation or benefits upon termination other than as generally provided to all of our U.S. employees under our Severance Pay Plan approved by the Board in 2007.

Agreement with Kenneth D. Tuchman.  TeleTech entered into an employment agreement with Mr. Tuchman, our Chairman and CEO, in October 2001. If, during the term, we terminate Mr. Tuchman’s employment other than for cause, death or disability or if Mr. Tuchman resigns for “good cause” (as this term is defined in the employment agreement), we will pay Mr. Tuchman as severance a sum equal to 24 months of Mr. Tuchman’s then current base salary payable in 24 equal monthly installments. During Mr. Tuchman’s employment and for a period of three years thereafter, Mr. Tuchman is subject to non-competition, non-solicitation and confidentiality provisions.

Agreement with James E. Barlett.  TeleTech entered into an employment agreement with Mr. Barlett, our Vice Chairman, in October 2001. If, during the term, we terminate Mr. Barlett’s employment other than for cause, death or disability or if Mr. Barlett resigns for “good cause” (as this term is defined in the employment agreement), we will pay to Mr. Barlett as severance a sum equal to 24 months of Mr. Barlett’s then current base salary payable in 24 equal monthly installments. During Mr. Barlett’s employment and for a period of three years thereafter, Mr. Barlett is subject to non-competition, non-solicitation and confidentiality provisions.

Agreement with Gregory G. Hopkins.  TeleTech entered into a letter agreement with Gregory Hopkins, our Executive Vice President, Global Accounts in April 2004. If we terminate Mr. Hopkins’s employment without “cause” (as this term is defined in the employment agreement), we will pay to Mr. Hopkins as severance a sum equal to six months of Mr. Hopkins’ then current base salary, either in a lump sum or in bi-weekly payments as mutually agreed upon at the time. Mr. Hopkins is also subject to non-competition, non-solicitation and confidentiality provisions.

Change in Control

The stock option and RSU agreements with the named executive officers have provisions for accelerated vesting if there is a change in control of TeleTech or if, after the change in control, the holder’s employment is terminated for certain reasons. The RSU agreements for Messrs. Tuchman and Barlett provide for accelerated vesting on the effective date of a change in control. The RSU agreements for Messrs. Delaney and Troka generally provide as follows:

•	Any RSUs scheduled to vest more than 12 months from the effective date of a change in control will vest on the one-year anniversary of the change in control; and

•	Any RSUs scheduled to vest less than 12 months from the effective date of a change in control will continue to vest pursuant to the original vesting provisions, provided that if the executive’s employment is terminated by TeleTech “without cause” or by the executive for “good reason” (as those terms are defined in the applicable award agreement), the unvested RSUs will vest in full.

Our standard option agreement for the named executive officers (as well as all individuals who are employed at the vice president level or higher) contains a provision whereby the vesting of such stock options (which typically have a four or five year vesting period) would accelerate by a period of two years immediately upon the occurrence of a change in control. The following table lists the named executive officers and the estimated amounts they would have become entitled to under the terms of employment, stock option and RSU agreements had a change in control occurred on December 31, 2007 and if the named executive officer’s employment was terminated upon the change in control:

	Employment	Estimated Total
	Agreement	Value of Equity	Total Change in
Name	Payout	Acceleration(1)	Control Value

Kenneth D. Tuchman	$807,557	$14,603,000	$15,410,557
James E. Barlett	$788,015	$12,376,250	$13,164,265
Brian J. Delaney	$–	$6,210,205	$6,210,205
John R. Troka, Jr.	$–	$1,723,700	$1,723,700
Gregory G. Hopkins	$137,500	$1,127,250	$1,264,750

(1)	Dollar amounts set forth in this column represent the aggregate of: (i) the number of unvested RSUs that would vest upon a change in control multiplied by $21.27, the closing price of our common stock on December 31, 2007; and (ii) the number of unvested stock options that would vest upon a change in control multiplied by the excess of $21.27 over the exercise price of such stock options.

Certain Relationships and Related Party Transactions

The Audit Committee of the board of directors, pursuant to its written charter, is charged with the responsibility of reviewing and approving or ratifying any transaction required to be disclosed as a “related party” transaction under applicable law, rules, or regulations, including the rules and regulations of the SEC. The Audit Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented.

During 2007, we entered into agreements pursuant to which Avion, LLC and AirMax, LLC provide certain aviation flight services to us as requested. Such services include the use of an aircraft and flight crew. Kenneth D. Tuchman, our Chairman and Chief Executive Officer, owns 100% of Avion. For 2007, we recorded $1.1 million of expense for services provided to us by Avion. For 2007, we recorded $1.4 million of expense for services provided to us by AirMax. Mr. Tuchman provides a short-term loan to Airmax and also purchases services from Airmax from time to time.

These related party transactions were pre-approved by the Audit Committee after reviewing supporting documentation regarding the rates charged by third-party vendors. The Audit Committee concluded that the terms of the related party transactions were fair, equitable, and at least as favorable to us as the rates charged by third party vendors in arm’s length transactions.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for financial reporting including our system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. TeleTech’s independent auditors are responsible for auditing the effectiveness of our internal control and financial statements. Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. We are not employees of TeleTech and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the financial statements are presented in accordance with generally accepted accounting principles or that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards.

We perform the following functions:

•	provide an open avenue of communication among the independent auditor, the vice president of internal audit and the board of directors.

•	oversee the adequacy of internal controls and financial reporting process and the reliability of the financial statements.

•	confirm and assure the independence of the independent auditors.

•	review and approve the provision by the independent auditors of all permissible non-audit services.

•	oversee the function, adequacy and progress of the internal audit department.

•	conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibility.

•	review and approve the establishment and compliance with TeleTech’s code of conduct.

•	review and approve all related-party transactions.

We meet with management periodically to consider the adequacy of the internal controls and the objectivity of TeleTech’s financial reporting. We discuss these matters with the independent auditors and with appropriate TeleTech financial personnel, including the vice president of internal audit.

We are also directly responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm and review periodically their performance and independence from management.

The directors who serve on the committee are all “Independent” for purposes of the NASD standards. The board of directors has determined that none of us has a relationship with TeleTech that may interfere with our independence from TeleTech and its management.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of TeleTech in conformity with accounting principles generally accepted in the United States of America and discuss with us any issues they believe should be raised with us.

This year, we reviewed the financial statements and met with both management and Ernst & Young LLP, our independent auditors through the first quarter of 2007, as well as PricewaterhouseCoopers, who succeeded Ernst & Young as our independent auditors, to discuss the financial statements. Our discussions with these firms included the restatement of our financial statements in connection with our past equity-based compensation practices, as discussed in the Explanatory Note to our 2007 Annual Report on Form 10-K that is included with these proxy materials.

Management has represented to us that the financial statements, as restated in connection with the review of our equity-based compensation practices, were prepared in accordance with accounting principles generally accepted in the United States of America.

Also, we have received from and discussed with Ernst & Young LLP and PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with these accounting firms their independence from TeleTech. We also discussed with Ernst & Young LLP and PricewaterhouseCoopers LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

Based on these reviews and discussions, we recommended to the board that the audited financial statements be included in TeleTech’s Annual Report on form 10-K for the year ended December 31, 2007 for filing with the SEC.

On May 7, 2007 the Audit Committee was notified by Ernst & Young that they were declining to stand for re-election as our auditor for the year ending December 31, 2007. Ernst & Young completed the procedures specified by the Public Company Accounting Oversight Board (United States) for a review of the interim financial information as described in AU 722, Interim Financial Information on the unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. During the two years ended December 31, 2006 and December 31, 2005, the quarter ended March 31, 2007 and the period through May 9, 2007, there were no disagreements between TeleTech and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to Ernst & Young’s satisfaction, would have caused it to make reference to the matter in connection with its report on our consolidated financial statements for the relevant year. Ernst & Young’s reports on TeleTech’s financial statements for the two years ended December 31, 2006 and December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the first quarter 2007, the Audit Committee reviewed formal competitive proposals and met with several independent registered public accounting firms. On May 9, 2007, upon the recommendation of the Audit Committee, the board of directors approved the engagement of PricewaterhouseCoopers LLP as TeleTech’s new independent registered principal accounting firm. PricewaterhouseCoopers’ appointment took effect for the fiscal year ended December 31, 2007, and for all interim periods therein beginning with the second quarter of fiscal 2007.

It is expected that representatives of both Ernst & Young and PricewaterhouseCoopers will be present at the annual meeting to respond to appropriate questions of stockholders, and representatives of both Ernst & Young and PricewaterhouseCoopers will have the opportunity to make a statement if they desire to do so.

William A. Linnenbringer, Chairman
Shirley Young
Ruth Lipper

PRINCIPAL REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Accountants

Ernst & Young LLP served as our independent registered public accounting firm through May of 2007, when the Audit Committee engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm. The following table shows the fees for the audit and other services provided by PricewaterhouseCoopers and Ernst & Young for fiscal years 2007 and 2006 (amounts in thousands).

	2007	2007	2006
	PwC	E&Y	E&Y

Audit fees	$3,030	$5,294	$1,894
Audit-related fees	105	416	316
Tax fees	8	73	62
All other fees	129	60	–

Total	$3,272	$5,843	$2,272

•	Audit Fees: This category includes the audit of our annual financial statements; review of financial statements included in our Form 10-Q quarterly reports; the audit of management’s assessment of the effectiveness, as well as the audit of the effectiveness, of our internal controls over financial reporting included in this Form 10-K and as required by Section 404 of the Sarbanes-Oxley Act of 2002; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters. Of the total audit fees related to 2007, $5.8 million is related to the audit of restatement of prior periods, and $0.9 million relates to statutory audits required by non-U.S. jurisdictions.

•	Audit-related fees: This category consists of assurance and related services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” Audit-related fees included accounting consultations and audits of benefit plans, IT and payroll.

•	Tax fees: This category consists of professional services rendered by the independent registered public accounting firm, primarily in connection with our tax planning and compliance activities, including the preparation of tax returns in certain overseas jurisdictions and technical tax advice related to the preparation of tax returns.

•	All other fees: This category consists of fees for other corporate services.

The Audit Committee has considered whether the independent auditors’ provision of non-audit services is compatible with the auditors’ independence and determined that it is compatible. All of the services provided by PricewaterhouseCoopers and Ernst & Young were approved by the Audit Committee pursuant to its policy on pre-approval of audit and permissible non-audit services.

Change in Principal Registered Public Accounting Firm

On May 7, 2007, Ernst & Young notified the Chairman of the Audit Committee that it was declining to stand for re-election as our independent registered public accounting firm for the year ending December 31, 2007. Ernst & Young performed the procedures specified by the Public Company Accounting Oversight Board (United States) for a review of the interim financial information as described in AU 722, Interim Financial Information on the unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. Ernst & Young completed its review on May 9, 2007.

During the two years ended December 31, 2005 and December 31, 2006, and through May 9, 2007, there were no disagreements between TeleTech and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to Ernst & Young’s satisfaction, would have caused it to make reference to the matter in connection with its report on our consolidated financial statements for the relevant year.

Ernst & Young’s audit reports on our consolidated financial statements for the fiscal years ended December 31, 2005 and December 31, 2006 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Except as noted below, during the fiscal years ended December 31, 2005 and 2006 and through May 9, 2007, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). We restated our financial statements as of December 31, 2006 and for the years ended December 31, 2005 and 2006, for all the quarters of the fiscal year ended December 31, 2006, and for the first quarter of the fiscal year ended December 31, 2007, as disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which was filed with the SEC on July 16, 2008.

Ernst & Young’s report on the December 31, 2006 financial statements included a reference to the adoption of Statement of Financial Accounting Standards No. 123(R) effective January 1, 2006.

On May 7, 2007, the Audit Committee of our board of directors, after reviewing competitive proposals from several independent registered public accounting firms during the first quarter of 2007 as a part of its periodic review and corporate governance practices, determined to engage PricewaterhouseCoopers LLP as our independent registered public accounting firm beginning May 9, 2007.

During the two years ended December 31, 2006 and December 31, 2005, and for the period through May 9, 2007, neither we, nor anyone on our behalf, consulted with PricewaterhouseCoopers with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided by PricewaterhouseCoopers to us that PricewaterhouseCoopers concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was the subject of either a disagreement as defined in Item 3.04 (a)(1)(iv) of Regulation S-K or a reportable event as described in Item 3.04(a)(1)(v) of Regulation S-K.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

In accordance with the Audit Committee’s charter, the Audit Committee has established a policy to pre-approve audit and permissible non-audit services provided by the independent registered public accounting firm as follows:

•	Any and all services to be provided by our external audit firm must be approved by the Audit Committee. Any director, officer or employee of TeleTech proposing to engage the services of our external audit firm for any reason (regardless of scope of the project or associated costs) must submit a request for approval, in writing, to our corporate controller. The corporate controller will review the request and, if necessary, obtain additional information from the requestor.

•	If the proposed services fall into one of the specified prohibited services categories as set forth in the Sarbanes-Oxley Act of 2002, the corporate controller will deny the request.

•	Both the corporate controller and the assistant general counsel will review requests that are not clearly determined to fall into the prohibited services category. Requests that are approved by the corporate controller and assistant general counsel will then be forwarded to the corporate chief financial officer for further review.

•	Requests that are approved by the corporate chief financial officer will be forwarded to the Audit Committee chairperson (projects with a total expected cost of less than or equal to $100,000) or to the Audit Committee (projects with a total expected cost of more than $100,000) by the assistant general counsel. The Audit Committee chairperson reports all pre-approvals to the full Audit Committee at each regularly scheduled meeting and all such pre-approvals are ratified by the full Audit Committee.

•	The corporate controller will be responsible for tracking the status of all requests and for reporting the final disposition to the requestor and to the assistant general counsel. The assistant general counsel will be responsible for maintaining documentation supporting the disposition of all requests. No contracts or engagement letters may be signed and no work may commence until the requisite written approval has been received.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

In accordance with its charter, the Audit Committee has selected the accounting firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, to serve as TeleTech’s auditors for the year 2008 and recommends to the stockholders that they ratify that appointment.

Recommendation of the Board of Directors

The board of directors and the Audit Committee recommend that you vote “FOR” Proposal 2.

GENERAL INFORMATION

Next Annual Meeting of Stockholders

Notice of any stockholder proposal that is intended to be included in our proxy statement and form of proxy for our next annual meeting of stockholders must be received by our Corporate Secretary no later than December 15, 2008. Such notice must be in writing and must comply with the provisions of Rule 14a-8 under the Exchange Act. In addition, the persons named in the proxy for the next annual meeting will have discretionary authority to vote with respect to any matter that is brought by any stockholder during the meeting, not described in the proxy statement for such meeting, unless TeleTech received written notice, on or before March 16, 2009, that such matters would be raised at the meeting. Any notices regarding stockholder proposals must be received by our Corporate Secretary, 9197 S. Peoria Street, Englewood, Colorado 80112.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

In accordance with a notice sent to some street name stockholders of common stock who share a single address, only one copy of this Proxy Statement and our 2007 Annual Report on Form 10-K is being sent to that address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any stockholder residing at such address wishes to receive a separate copy of this Proxy Statement or the 2007 Annual Report, he or she may contact the company at TeleTech Holdings, Inc., 9197 S. Peoria Street, Englewood, Colorado 80112, Attention: Corporate Secretary, or by calling 303-397-8100. Any such stockholder may also contact the Corporate Secretary using the above contact information if he or she would like to receive separate proxy statements and annual reports in the future. If you are receiving multiple copies of the annual report and proxy statement, you may request householding in the future by contacting the Corporate Secretary.

OTHER BUSINESS

We know of no other matter to be acted upon at the annual meeting. However, if any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card as proxies for the holders of TeleTech’s common stock will vote thereon in accordance with their best judgment.

Annual Report on Form 10-K

TeleTech’s 2007 Annual Report on Form 10-K is being mailed to the stockholders together with this Proxy Statement. However, the report is not part of the proxy solicitation materials. Copies of the Annual Report on Form 10-K for the year ended December 31, 2007 may be obtained without charge upon request made to TeleTech Holdings, Inc., 9197 S. Peoria Street, Englewood, Colorado 80112, Attention: Investor Relations.

By Order of the Board of Directors

John R. Troka, Jr.
Senior Vice President and
Interim Chief Financial Officer

Englewood, Colorado
August 7, 2008

VOTE BY INTERNET — www.proxyvote.com
 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 12:00 A.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by TeleTech Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
 Use any touch-tone telephone to transmit your voting instructions up until 12:00 A.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TeleTech Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TELTH1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
TELETECH HOLDINGS, INC.
The Board of Directors recommends a vote
FOR all Board of Directors nominees and
FOR Proposal 2.

1.	To elect directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	NOMINEES: 01) KENNETH D. TUCHMAN, 02) JAMES E. BARLETT, 03) WILLIAM A. LINNENBRINGER 04) RUTH C. LIPPER, 05) SHRIKANT MEHTA, 06) ROBERT M. TAROLA, 07) SHIRLEY YOUNG	☐	☐	☐

Vote on Proposal		For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.	☐	☐	☐
This proxy when properly executed will be voted in the manner directed herein. If no direction is made, the proxy will be voted “FOR” all of the Board of Directors nominees and “FOR” Proposal 2.

Note:	Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box
and write them on the back where indicated.	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
ANNUAL MEETING OF STOCKHOLDERS OF
TELETECH HOLDINGS, INC.
September 17, 2008
10:00 a.m. MDT
TeleTech’s Headquarters
9197 South Peoria Street
Englewood, CO 80112
1-800-TELETECH
Please date, sign and mail
your proxy card in the
enclosed envelope as soon as possible.
â Please detach and mail in the envelope provided. â

PROXY	PROXY
This Proxy is Solicited on Behalf of The Board of Directors of
TELETECH HOLDINGS, INC.
     The undersigned, having received Notice of Annual Meeting and Proxy Statement, hereby appoints KENNETH D. TUCHMAN, ALAN SCHUTZMAN, and J. DAVID HERSHBERGER, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of TELETECH HOLDINGS, INC. owned of record by the undersigned at the 2008 Annual Meeting of Stockholders to be held at TeleTech’s headquarters located at 9197 South Peoria Street, Englewood, CO 80112 on September 17, 2008 at 10:00 a.m. local time, and any adjournments or postponements thereof, in accordance with the directions marked on the reverse side hereof. The proxies, or each of them, in their or his or her sole discretion, are authorized to vote for the election of a person nominated to the Board of Directors if any nominee named herein becomes unable to serve or if for any reason whatsoever, another nominee is required, and the proxies, or each of them, in their or his or her sole discretion are further authorized to vote on other matters which may properly come before the 2008 Annual Meeting and any adjournments or postponements thereof.
You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you sign and return this card.

Address Changes/Comments:

(If you noted Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the reverse side)